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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE




                                  Thirteen Weeks Ended        Thirty-Nine Weeks Ended
                                October 29,   October 30,    October 29,    October 30,
                                  1994           1993           1994           1993
Net earnings ($000)             $ 93,647       $ 78,915      $ 201,477      $ 149,079

Weighted average shares of
common stock outstanding
during the period            145,850,581    144,990,026    145,650,754    144,738,922

Add incremental shares from
assumed exercise of stock
options (primary)                440,092        499,380        701,118        617,519

 subtotal                    146,290,673    145,489,406    146,351,872    145,356,441

Primary earnings per share      $    .64       $    .54       $   1.38       $   1.03

Weighted average shares of
common stock outstanding
during the period            145,850,581    144,990,026    145,650,754    144,738,922

Add incremental shares from
assumed exercise of stock
options (fully-diluted)          440,870        770,394        721,658        707,354

 subtotal                    146,291,451    145,760,420    146,372,412    145,446,276

Fully-diluted earnings
per share                      $    .64        $    .54       $   1.38       $   1.02




NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K, Item 601(b)(11). Net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Option 15 as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average shares basis is less than 3%.

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